Exhibit 5.1

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

June 12, 2020

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

One Dauch Drive

Detroit, Michigan 48211

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

$400,000,000 6.875% Senior Notes Due 2028

Ladies and Gentlemen:

We have acted as counsel to American Axle & Manufacturing, Inc., a Delaware corporation (“AAM Inc.”), in connection with the issuance and sale by AAM Inc. of a $400,000,000 aggregate principal amount of AAM Inc.’s 6.875% Senior Notes due 2028 (the “Notes”), sold to and purchased by the underwriters pursuant to the terms and conditions set forth in the Underwriting Agreement dated June 9, 2020 (the “Underwriting Agreement”) among AAM Inc., American Axle & Manufacturing Holdings, Inc. (“Holdings”), the Delaware Guarantors and the Non-Delaware Guarantors (each as defined in Schedule A hereto) (the Delaware Guarantors and the Non-Delaware Guarantors, collectively, the “Subsidiary Guarantors”, and, together with Holdings, the “Guarantors”) and the underwriters name therein. The Notes are to be issued pursuant to an indenture dated as of November 3, 2011 (the “Original Indenture”), among AAM Inc., Holdings, certain subsidiary guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated March 23, 2017, among AAM Inc., Holdings, Alpha SPV I, Inc., certain subsidiary guarantors and the Trustee (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated May 17, 2017, among AAM Inc., Holdings, certain subsidiary guarantors and the Trustee (the “Second Supplemental Indenture”) and the Third Supplemental Indenture, dated March 23, 2018, among AAM Inc., Holdings, certain subsidiary guarantors and the Trustee (the “Third Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The Notes will be guaranteed by the Guarantors pursuant to the guarantees (collectively, the “Guarantees” and together with the Notes, the “Securities”) as provided for in the Indenture

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement.

(b)	The Indenture.

(c)	The Notes and Guarantees in global form as executed by AAM Inc., Holdings and the Subsidiary Guarantors.

(d)       The Officers’ Certificate dated June 12, 2020 delivered by AAM Inc. and Holdings to the Trustee pursuant to Section 301 of the Indenture.

(e)        Originals or copies of such other corporate records of AAM Inc., the Guarantors and AAM Inc.’s other subsidiaries, certificates of public officials and of officers of AAM Inc., the Guarantors and AAM Inc.’s other subsidiaries, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

The documents described in the foregoing clauses (a) through (d) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)       The automatic shelf registration statement of AAM Inc. and the Guarantors on Form S-3ASR (Registration No. 333-236448) filed on February 14, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) (such registration statement, including the documents and information deemed to be part thereof pursuant to Rule 430B under the Securities Act, and the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”).

(b)       The base prospectus dated February 14, 2020 forming a part of the Registration Statement with respect to the securities described therein, which was included as part of the Registration Statement at the time it became effective on February 14, 2020 (the “Base Prospectus”).

(c)       The final prospectus supplement dated June 9, 2020 relating to the Securities (the “Final Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, in the form first filed by AAM Inc., Holdings and the Subsidiary Guarantors pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

(d)       Originals or copies of such other records of AAM Inc., Holdings and the Subsidiary Guarantors, certificates of public officials and officers of AAM Inc., Holdings and the Subsidiary Guarantors, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)        The genuineness of all signatures.

(b)        The authenticity of the originals of the documents submitted to us.

(c)        The conformity to authentic originals of any documents submitted to us as copies.

(d)       As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of AAM Inc., Holdings and the Subsidiary Guarantors.

(e)       That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than AAM Inc., Holdings and the Subsidiary Guarantors, enforceable against each such party in accordance with its terms.

(f)        That:

(i)       each of the Non-Delaware Guarantors are duly organized under the laws of its respective jurisdiction of organization;

(ii)       the Non-Delaware Guarantors have the power and authority (corporate or otherwise) to execute, deliver and perform, and have duly authorized, executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Opinion Documents to which they are a party;

(iii)       the execution, delivery and performance by the Non-Delaware Guarantors of the Opinion Documents to which they are a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(A)         contravene their certificate or articles of incorporation, by-laws or other organizational documents;

(B)         except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to them; or

(C)          result in any conflict or breach of any agreement or document binding on them; and

(iv)        the execution, delivery and performance by each of AAM Inc., Holdings and the Delaware Guarantors of the Opinion Documents to which they are a party do not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to them.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to AAM Inc., the Opinion Documents or the transactions governed by the Opinion Documents, and for the purposes of our opinion below, the General Corporation Law of the State of Delaware with respect to AAM Inc. and the Delaware Guarantors. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to AAM Inc. or the Guarantors, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Securities have been duly authorized and executed by AAM Inc., Holdings and the Delaware Guarantors, and to the extent governed by New York law, the Non-Delaware Guarantors, and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Securities will be legal, valid and binding obligations of AAM Inc. and the Guarantors, enforceable against AAM Inc. and the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the following qualifications:

(a)       Our opinion expressed above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)       Our opinion expressed above is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)       Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the sale by you of the Securities contemplated by the Opinion Documents.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by Holdings and incorporated by reference into the Registration Statement on Form S-3ASR (File No. 333-236448) filed by AAM Inc. and the Guarantors to effect the registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of our name under the heading “Legal Matters” in the prospectus and prospectus supplement constituting a part or deemed a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

LLJ/RDG

RA

SCHEDULE A

Delaware Guarantors

▪	AAM Casting Corp.

▪	AAM International Holdings, Inc.

▪	Accugear, Inc.

▪	ASP Grede Intermediate Holdings LLC

▪	ASP HHI Acquisition Co., Inc.

▪	ASP HHI Holdings, Inc.

▪	ASP MD Holdings, Inc.

▪	Auburn Hills Manufacturing, Inc.

▪	Colfor Manufacturing, Inc.

▪	Gear Design and Manufacturing, LLC

▪	HHI FormTech, LLC

▪	HHI Holdings, LLC

▪	Impact Forge Group, LLC

▪	Jernberg Industries, LLC

▪	MD Investors Corporation

▪	Metaldyne BSM, LLC

▪	Metaldyne M&A Bluffton, LLC

▪	Metaldyne Performance Group, Inc.

▪	Metaldyne Powertrain Components, Inc.

▪	Metaldyne Sintered Ridgway, LLC

▪	Metaldyne SinterForged Products, LLC

▪	Metaldyne, LLC

▪	MPG Holdco I Inc.

▪	Oxford Forge, Inc.

▪	Punchcraft Machining and Tooling, LLC

Non Delaware Guarantors

▪	AAM Powder Metal Components, Inc.

▪	MSP Industries Corporation

▪	Rochester Manufacturing, LLC